Exhibit 21.1

Subsidiaries of the Registrant
December 31, 2024

Subsidiary	Jurisdiction
Barrington Bank & Trust Company, N.A.	United States
Beverly Bank & Trust Company, N.A.	United States
Crystal Lake Bank & Trust Company, N.A.	United States
Chicago Deferred Exchange Company, LLC	Delaware
Elektra Holding Company, LLC	Delaware
First Insurance Funding of Canada, Inc.	Canada
FIFC Edge International Corporation	United States
Great Lakes Advisors, LLC	Delaware
Hinsdale Bank & Trust Company, N.A.	United States
Hyde Park Facilities, Inc.	Illinois
Lake Forest Bank & Trust Company, N.A.	United States
Libertyville Bank & Trust Company, N.A.	United States
Macatawa Bank, N.A.	United States
Northbrook Bank & Trust Company, N.A.	United States
Old Plank Trail Community Bank, N.A.	United States
Schaumburg Bank & Trust Company, N.A.	United States
St. Charles Bank & Trust Company, N.A.	United States
State Bank of the Lakes, N.A.	United States
Town Bank, N.A.	United States
TRICOM, Inc. of Milwaukee	Wisconsin
Village Bank & Trust, N.A.	United States
WHAMCO Holding Company	Illinois
Wheaton Bank and Trust Company, N.A.	United States
Wintrust Asset Finance Inc.	Delaware
Wintrust Bank, N.A.	United States
Wintrust Investments, L.L.C.	Delaware
Wintrust NMTC Investment I, LLC	Illinois
Wintrust NMTC Investment Fund-MBL, LLC	Illinois
Wintrust NMTC Investment 2, LLC	Illinois
Wintrust NMTC Investment Fund-WHA SoulCity, LLC	Illinois
Wintrust Private Trust Company, N.A.	United States
Community Financial Shares Statutory Trust II	Delaware
First Northwest Capital Trust I	Delaware
Northview Capital Trust I	Delaware
Suburban Illinois Capital Trust II	Delaware
Town Bankshares Capital Trust I	Delaware
Wintrust Capital Trust III	Delaware
Wintrust Statutory Trust IV	Connecticut
Wintrust Statutory Trust V	Connecticut
Wintrust Capital Trust VII	Delaware
Wintrust Capital Trust VIII	Delaware
Wintrust Capital Trust IX	Delaware